Exhibit 5.1
JONES DAY
NORTH POINT   •   901  LAKESIDE AVENUE   •   CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939   •   FACSIMILE: (216) 579-0212
November 2, 2009
Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
Re: 41,112,500 Shares of Common Stock of
Ferro Corporation Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for Ferro Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of up to 41,112,500 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company pursuant to the Underwriting Agreement, dated as of November 2, 2009 (the “Underwriting Agreement”), entered into by and among the Company and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., acting as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Shares will be in full force and effect at all times at which any Shares are offered or sold by the Company.
     The opinion expressed herein is limited to the laws of the State of Ohio as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3 (Reg. No. 333-161136) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in
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Ferro Corporation
November 2, 2009

the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day